                                                                     EXHIBIT 3.9

                            CERTIFICATE OF AMENDMENT
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          DIGITAL THEATER SYSTEMS, INC.

         Digital Theater Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the resolutions were duly adopted by the Board of Directors of the Corporation (the "Board") setting forth a proposed amendment to the Corporation's existing Amended and Restated Certificate of Incorporation, as amended, (the "Existing Certificate") and declaring such amendment to be advisable and recommended for approval by the Corporation's stockholders. The resolutions setting forth the proposed amendment are as follows:

                  RESOLVED, that the Board hereby determines that it is in the best interests of the Corporation and its stockholders to amend and replace in its entirety the first paragraph of Article IV of the Corporation's Existing Certificate:

                  "This corporation is authorized to issue two classes of shares, which shall be designated as Common Stock and Preferred Stock, respectively. The total number of shares of Common Stock which this corporation is authorized to issue is 70,000,000, $.0001 par value per share, and 15,000,000 shares of Preferred Stock, $.0001 par value per share of which 5,943,536 shares of Preferred Stock, $.0001 par value per share are designated as Series A Preferred Stock (the "Series A Preferred Stock") and 1,857,355 shares of Preferred Stock, $.0001 par value per share are designated as Series B Preferred Stock (the "Series B Preferred Stock"). The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Upon the filing of this amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each two (2) shares of the Common Stock, par value $.0001 per share, of the Corporation issued and outstanding or held in treasury shall be combined into one (1) share of Common Stock, par value $.0001 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by two shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the fair market value of one share of Common Stock, as determined by the Board."

         SECOND: That, thereafter, the stockholders of said Corporation approved the amendment by written consent in accordance with Section 228 of the Delaware General Corporation Law.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.



                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Digital Theater Systems, Inc. has caused this certificate to be signed by Jon E. Kirchner its President and Chief Executive Officer this ___ day of ____, 2003.


                                           By:
                                              ----------------------------------
                                              Jon E. Kirchner, President and CEO







                 [SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                         DIGITAL THEATER SYSTEMS, INC.]